EX-11
EARNINGS PER SHARE


Exhibit 11.     Statement Re: Computation of Per Share Earnings

EX-11
EARNINGS PER SHARE

                                                      Three months ended
                                                May 1, 1999         May 2, 1998
                                                -----------         -----------
                                            (in thousands except per share data)
Basic EPS Computation
  Numerator:
     Net loss                                   $   (863)             $ (3,052)
  Denominator:
     Weighted average
     common shares outstanding                    15,889                15,733
                                                  -----------------------------
  Basic EPS                                     $  (0.05)             $  (0.19)

Diluted EPS Computation
  Numerator:
     Net loss                                   $   (863)             $ (3,052)
  Denominator:
     Weighted average common
     shares outstanding                           15,889                15,733
     Stock options, excluding anti-dilutive
     options of 139 shares and 56 shares
     for the three months ending May 1, 1999
     and May 2, 1998, respectively.                 ---                   ---
                                                 ------------------------------
     Total Shares                                 15,889                15,733

   Diluted EPS                                  $  (0.05)             $  (0.19)